Exhibit 3.1

CERTIFICATE OF DESIGNATION OF
SERIES B CONVERTIBLE PREFERRED STOCK OF
PLATFORM SPECIALTY PRODUCTS CORPORATION

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

Platform Specialty Products Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter, the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation (or a duly authorized committee thereof) as required by Section 151 of the General Corporation Law of the State of Delaware (the “General Corporation Law”):

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the certificate of incorporation of the Corporation, there is hereby created and provided out of the authorized but unissued preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”), a new series of Preferred Stock, and there is hereby stated and fixed the number of shares constituting such series and the designation of such series and the powers (including voting powers), if any, of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of such series as follows:

Series B Convertible Preferred Stock:

Section 1. Designation and Amount.  The shares of such series shall be designated as shares of “Series B Convertible Preferred Stock,” par value $0.01 per share, of the Corporation (the “Series B Preferred Stock”), and the number of shares constituting such series shall be six hundred thousand (600,000).

Section 2. Definitions.  The following terms shall have the following meanings for purposes of this Certificate of Designation (as the same may be amended or amended and restated from time to time, this “Certificate of Designation”):

(a) “Common Stock” shall mean the common stock, par value $0.01 per share, of the Corporation.

(b) “Conversion Date” shall mean the third (3rd) Trading Day following receipt by the Corporation of the notice and stock certificate(s) required to be delivered by the holder of share(s) of Series B Preferred Stock seeking to convert said share(s) pursuant to Section 6.

(c) “Conversion Price” shall mean $27.14, as such amount may be adjusted pursuant to Section 6(d).

(d) Convertible Securities” shall mean any shares of capital stock or other securities of the Corporation convertible or exchangeable for shares of Common Stock, but excluding Options.

(e) “Dividend Junior Stock” shall mean the Common Stock and any other outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the certificate of incorporation of the Corporation ranking junior to the Series B Preferred Stock as to dividends.

(f) “Dividend Parity Stock” shall mean any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the certificate of incorporation of the Corporation ranking pari passu to the Series B Preferred Stock as to dividends.

(g) “Dividend Senior Stock” shall mean the Series A Preferred Stock and any other outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the certificate of incorporation of the Corporation ranking senior to the Series B Preferred Stock as to dividends.

(h) “Liquidation Junior Stock” shall mean the Common Stock, the Series A Preferred Stock and any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the certificate of incorporation of the Corporation ranking junior to the Series B Preferred Stock as to distributions payable to the holders of shares of capital stock of the Corporation upon a liquidation, dissolution or winding up of the Corporation.

(i) “Liquidation Parity Stock” shall mean any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the certificate of incorporation of the Corporation ranking pari passu to the Series B Preferred Stock as to a liquidation, dissolution or winding up of the Corporation.

(j) “Liquidation Preference” shall mean $1,000.00 per share of Series B Preferred Stock, as adjusted for any stock splits, stock dividends, combinations, subdivisions, reclassifications, recapitalizations or the like with respect to outstanding shares of Series B Preferred Stock.

(k) “Liquidation Proceeds” shall mean the assets of the Corporation legally available for distribution to its stockholders upon a liquidation, dissolution or winding up of the Corporation.

(l) “Liquidation Senior Stock” shall mean any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the certificate of incorporation of the Corporation ranking senior to the Series B Preferred Stock as to a liquidation, dissolution or winding up of the Corporation.

(m) “Maturity Date” shall mean October 20, 2016.

(n) “NYSE” shall mean the New York Stock Exchange or any successor national securities exchange (or other applicable securities exchange or quotation system) or any other national securities exchange on which the Common Stock is listed from time to time.

(o) “Options” shall mean options, warrants or rights to purchase shares of Common Stock or Convertible Securities.

(p) “Original Issue Date” shall mean the first date on which one or more shares of Series B Preferred Stock is/are issued by the Corporation.

(q) “Redemption Price” shall mean $1,000.00 per share of Series B Preferred Stock.

(r) “Redemption Date” shall mean (x) the Maturity Date, in the event that the Triggering Event is the Maturity Date, or (y) the date of consummation of the transaction described in clauses 2, 3 or 4 of the definition of Triggering Event, in the event that the Triggering Event is a transaction described in clause 2, 3 or 4 of the definition of Triggering Event.

(s) “Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.01 per share, of the Corporation outstanding as of, and containing such terms as are set forth in the Certificate of Incorporation on the Original Issue Date.

(t) “Trading Day” shall mean any day on which the NYSE is open for business and on which shares of Common Stock may be traded (other than a day on which the NYSE is scheduled to or does close prior to its regular weekday closing time).

(u) “Triggering Event” shall mean the occurrence of any one or more of the following events:

1 The Maturity Date;

2 A merger or consolidation in which either (A) the Corporation is a constituent party to such merger or consolidation and, pursuant to such merger or consolidation, fifty percent (50%) or more of the voting power of the outstanding shares of capital stock or similar equity interests of the surviving or resulting entity immediately following the effectiveness of such merger or consolidation is held by persons or entities other than the persons or entities who held outstanding shares of capital stock of the Corporation immediately prior to the effectiveness of such merger or consolidation, or (B) a direct or indirect subsidiary of the Corporation is a constituent party to such merger or consolidation and, in connection with such merger or consolidation, the Corporation issues shares of its capital stock such that, pursuant to such merger or consolidation, fifty percent (50%) or more of the voting power of the outstanding shares of capital stock of the Corporation immediately following the effectiveness of such merger or consolidation is held by persons or entities other than the persons or entities who held outstanding shares of capital stock of the Corporation immediately prior to the effectiveness of such merger or consolidation;

3 the sale, lease, exchange, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or one or more subsidiaries of the Corporation of all or substantially all of the assets of the Corporation (which shall include the shares or similar equity interests held by the Corporation in any subsidiary of the Corporation) and its subsidiaries taken as a whole, or the sale, lease, exchange, exclusive license or other disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, exchange, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or

4 the stockholders of the Corporation approve any plan for the Corporation’s liquidation, dissolution or termination.

Notwithstanding the foregoing, for purposes of clause 3 above, the pledge by the Corporation and/or any one or more subsidiaries of the Corporation of all or substantially all of the assets of the Corporation and/or its subsidiaries as collateral for the indebtedness of the Corporation and/or its subsidiaries shall not constitute a Triggering Event.

Section 3. Dividends.  For so long as any shares of Series B Preferred Stock shall be outstanding, no dividend or distribution shall be declared or paid or set aside for payment on all or substantially all the outstanding shares of Dividend Parity Stock, other than the Series A Preferred Stock, or all or substantially all the outstanding shares of Dividend Junior Stock without the prior vote or written consent of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding, voting separately as a single class, as provided in Section 4(d).

Section 4. Voting Rights.  Except as provided by this Certificate of Designation or applicable law, each holder of a share of Series B Preferred Stock, as such, shall not be entitled to vote and shall not be entitled to any voting powers in respect thereof. For so long as any shares of Series B Preferred Stock shall be outstanding, the Corporation shall not, at any time or from time to time following the Original Issue Date, without the prior vote or written consent of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding, voting separately as a single class:

(a) amend, alter or repeal any provision of the certificate of incorporation of the Corporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional, special or other rights of the Series B Preferred Stock or the qualifications, limitations or restrictions of the Series B Preferred Stock;

(b) authorize, create or designate any series of Preferred Stock pursuant to the provisions of the certificate of incorporation of the Corporation that would, if so authorized, created or designated, constitute (w) Dividend Parity Stock, (x) Dividend Senior Stock, (y) Liquidation Parity Stock, or (z) Liquidation Senior Stock;

(c) amend, alter or repeal any provision of the certificate of incorporation of the Corporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional, special or other rights of the Series B Preferred Stock; or

(d) declare or pay or set aside for payment a dividend on the outstanding shares of Dividend Parity Stock other than outstanding shares of Dividend Junior Stock.

Notwithstanding Article SEVENTH of the certificate of incorporation of the Corporation, any action required or permitted to be taken at any meeting of the holders of Series B Preferred Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding shares of Series B Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all outstanding shares of Series B Preferred Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Series B Preferred Stock shall, to the extent required by law, be given to those holders of Series B Preferred Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Series B Preferred Stock to take the action were delivered to the Corporation.

Section 5. Liquidation.  In the event of any liquidation, dissolution or winding up of the Corporation, subject to the rights of the holders of any outstanding shares of Liquidation Senior Stock, the holders of any outstanding shares of Series B Preferred Stock shall be entitled receive out of the Liquidation Proceeds, prior and in preference to the holders of any outstanding shares of Liquidation Junior Stock and on a pari passu basis with respect to the holders of any outstanding shares of Liquidation Parity Stock, an amount per share of Series B Preferred Stock equal to the Liquidation Preference. If, upon the occurrence of any liquidation, dissolution or winding up of the Corporation, the Liquidation Proceeds thus distributed among the holders of any outstanding shares of Series B Preferred Stock and the holders of any outstanding shares of Liquidation Parity Stock shall be insufficient to permit the payment to the holders of the outstanding shares of Series B Preferred Stock and the holders of the outstanding shares of Liquidation Parity Stock of the full Liquidation Preference or liquidation preference, as applicable, to which they are entitled, then the entire Liquidation Proceeds shall be distributed ratably among the holders of the outstanding shares of Series B Preferred Stock and the holders of the outstanding shares of Liquidation Parity Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale, lease, exchange, exclusive license or other disposition of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation, dissolution or winding up of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 5.

Section 6. Conversion.

(a) Right to Convert.  Each outstanding share of Series B Preferred Stock may be converted on the Conversion Date into such number of shares of Common Stock as is determined by dividing the Liquidation Preference by the Conversion Price. Any holder of share(s) of Series B Preferred Stock desiring to convert such share(s) into share(s) of Common Stock as aforesaid shall deliver written notice thereof to the Corporation specifying the number of shares of Series B Preferred Stock to be converted (if such notice is silent as to the number of shares of Series B Preferred Stock held by the holder and proposed to be converted pursuant to this Section 6, the notice shall be deemed to apply to all shares of Series B Preferred Stock held by such holder) and the surrender of the stock certificate(s) representing the shares of Series B Preferred Stock proposed to be converted under this Section 6, duly indorsed for transfer to the Corporation.

(b) Mechanics of Conversion.  Before any holder of shares of Series B Preferred Stock shall be entitled to receive stock certificate(s) representing the shares of Common Stock into which such shares of Series B Preferred Stock shall have been converted pursuant to this Section 6, such holder shall have surrendered the stock certificate(s) representing such shares of Series B Preferred Stock to the Corporation, duly indorsed for transfer to the Corporation. The Corporation shall, as soon as practicable, and in no event later than three (3) Trading Days after the delivery of said stock certificate(s) to the Corporation, issue and deliver to such holder, or the nominee or nominees of such holder, stock certificate(s) or evidence of book entry credits, if requested by the holder converting such shares, representing the number of shares of Common Stock to which such holder shall be entitled under this Section 6, and the stock certificate(s) representing the share(s) of Series B Preferred Stock so surrendered shall be cancelled. In the event that there shall have been surrendered stock certificate(s) representing shares of Series B Preferred Stock, only a portion of shall have been converted pursuant to this Section 6, then the Corporation shall also issue and deliver to such holder, or the nominee or nominees of such holder, stock certificate(s) representing the number of share(s) of Series B Preferred Stock which shall not have been converted pursuant to this Section 6. The person(s) entitled to receive share(s) of Common Stock issuable upon conversion of share(s) of Series B Preferred Stock pursuant to this Section 6 shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the Conversion Date.

(c) Fractional Shares of Common Stock.  The Corporation shall not be obligated to deliver to the holders of Series B Preferred Stock any fraction(s) of a share of Common Stock upon a conversion of outstanding shares of Series B Preferred Stock pursuant to this Section 6, the Corporation being entitled to round down to the nearest whole share of Common Stock if the fraction is less than one-half (.5) of one share of Common Stock, and round up to the nearest whole share of Common Stock if the fraction is equal to or greater than one-half (.5) of one share of Common Stock.

(d) Adjustments.  In the event that the Corporation shall, at any time or from time to time after the Original Issue Date and while any share(s) of Series B Preferred Stock are outstanding, (i) pay a dividend in respect of the Common Stock or any other class or series of capital stock of the Corporation in shares of Common Stock, Convertible Securities or Options, other than a dividend in respect of the Series A Preferred Stock in shares of Common Stock pursuant to the terms thereof, (ii) subdivide, whether by reclassification or recapitalization, the outstanding shares of Common Stock into a greater number of outstanding shares of Common Stock, or (iii) combine, whether by reclassification or recapitalization, the outstanding shares of Common Stock into a smaller number of outstanding shares of Common Stock, the Conversion Price as in effect immediately prior to such action shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which is the total number of shares of Common Stock outstanding (including, for this purpose, all shares of Common Stock then issuable upon the exercise of all outstanding Options and the conversion or exchange of all outstanding Convertible Securities) immediately prior to the effectiveness of such action, and the denominator of which is the total number of shares of Common Stock outstanding (including, for this purpose, all shares of Common Stock then issuable upon the exercise of all outstanding Options and the conversion or exchange of all outstanding Convertible Securities) immediately after the effectiveness of such action. An adjustment made pursuant to this Section 6(d) shall be given effect (i) in the case of a dividend, upon payment of such a dividend, as of the record date for the determination of the holders of outstanding shares of Common Stock or any other class or series of capital stock of the Corporation entitled to receive such dividend (on a retroactive basis), or (ii) in the case of a subdivision or combination, upon the effective date of such a subdivision or combination.

Section 7. Redemption.

(a) Automatic Redemption.  Upon the occurrence of a Triggering Event, and without any action on the part of the Corporation or any holder of outstanding share(s) of Series B Preferred Stock, each outstanding share of Series B Preferred Stock not previously converted pursuant to Section 6 shall be redeemed by the Corporation on the Redemption Date at the Redemption Price. Payments in cash shall be made solely out of funds legally available therefor.

(b) Notice of Certain Triggering Events.  If the Triggering Event is one of the transactions described in clause 2, 3 or 4 of the definition of Triggering Event, then the Corporation shall provide written notice to each holder of outstanding share(s) of Series B Preferred Stock not less than ten (10) days prior to the earlier of (x) the meeting of stockholders of the Corporation at which the stockholders of the Corporation will consider and vote upon a transaction described in clause 2, 3 or 4 of the definition of Triggering Event, and (y) the Triggering Event. The Corporation shall not be required to provide written notice to the holders of outstanding shares of Series B Preferred Stock of the Maturity Date.

(c) Payment of the Redemption Price.  The Redemption Price shall be payable as follows: (i) if the Triggering Event is the Maturity Date, then the Redemption Price shall be payable in shares of Common Stock; and (ii) if the Triggering Event is one of the transactions described in clause 2, 3 or 4 of the definition of Triggering Event, then the Redemption Price shall be payable in cash. If the Corporation pays the Redemption Price in shares of Common Stock, then (i) each share of Common Stock shall be valued at the Conversion Price for purposes of determining the number of shares of Common Stock issuable in respect of the payment of the Redemption Price, and (ii) in no event shall the aggregate number of shares of Common Stock payable pursuant to this Section 7(c) to all holders of outstanding shares of Series B Preferred Stock exceed 22,107,590 shares of Common Stock (as such amount may be adjusted if the Conversion Price shall be adjusted pursuant to Section 6(d)).

(d) Delivery of Redemption Price.  Promptly following the Redemption Date, the Corporation shall deliver, (i) cash by wire transfer to an account designated by the Holder to the Corporation not less than two business days prior to such payment or (ii) stock in the form a stock certificate or certificates by hand delivery, courier or first-class mail (postage prepaid) to each holder of shares of Series B Preferred Stock redeemed pursuant to this Section 7, at the address of such holder shown on the books and records of the Corporation or, upon request of such holder, evidence of book entry credits, representing the number of shares of Common Stock to which such holder is entitled upon the effectiveness of the redemption pursuant to this Section 7, which such issuance, if any, of one or more stock certificates representing shares of Common Stock shall be made without charge to shares of such Series B Preferred Stock for any issuance tax in respect of such issuance or other cost incurred by the Corporation in connection with such issuance to such holder of record entitled thereto under this Section 7.

(e) Effect of Redemption. Any redemption of outstanding shares of Series B Preferred Stock pursuant to this Section 7 shall be effective as of the Redemption Date. From and after the Redemption Date, each share of Series B Preferred Stock redeemed pursuant to this Section 7 shall no longer be deemed to be outstanding and all rights in respect of each such share of Series B Preferred Stock shall cease, except for the right to receive the Redemption Price.

(f) Fractional Shares of Common Stock.  The Corporation shall not be obligated to deliver to the holders of Series B Preferred Stock any fraction(s) of a share of Common Stock upon a redemption of outstanding shares of Series B Preferred Stock pursuant to this Section 7, the Corporation being entitled to round down to the nearest whole share of Common Stock if the fraction is less than one-half (.5) of one share of Common Stock, and round up to the nearest whole share of Common Stock if the fraction is equal to or greater than one-half (.5) of one share of Common Stock.

Section 8. Reservation of Shares. (a) The Corporation shall at all times keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, or shares held in treasury, sufficient shares of Common Stock to provide for the conversion of Series B Preferred Stock as required by this Certificate of Designation from time to time as shares of Series B Preferred Stock are presented for conversion.

(a) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of Series B Preferred Stock, as herein provided, Common Stock reacquired and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances.

(b) All Common Stock delivered upon conversion of the Series B Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances.

Section 9. Status of Converted, Redeemed or Repurchased Shares.  If any share of Series B Preferred Stock is converted, redeemed, repurchased or otherwise acquired by the Corporation, in any manner whatsoever, the share of Series B Preferred Stock so acquired shall, to the fullest extent permitted by law, be retired and cancelled upon such acquisition, and shall not be reissued as a share of Series B Preferred Stock. Any share of Series B Preferred Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by law, become an authorized but unissued share of Preferred Stock of the Corporation undesignated as to series and may be reissued a part of a new series of Preferred Stock of the Corporation, subject to the conditions and restrictions set forth in the certificate of incorporation of the Corporation or imposed by the General Corporation Law of the State of Delaware.

Section 10. Waiver.  The powers (including voting powers), if any, of the Series B Preferred Stock and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the Series B Preferred Stock may be waived as to all shares of Series B Preferred Stock in any instance (without the necessity of calling, noticing or holding a meeting of stockholders) by the written consent or agreement of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding, consenting or agreeing separately as a single class.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of the Series B Convertible Preferred Stock of Platform Specialty Products Corporation on this 13th day of February 2015.

PLATFORM SPECIALTY PRODUCTS CORPORATION

By:  /s/ Frank J. Monteiro
Name:  Frank J. Monteiro
Title:  Senior Vice President and Chief Financial Officer